QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Overstock.com, Inc. Announces Closing of
Common Stock Offering

        SALT LAKE CITY, Nov 23, 2004—Overstock.com, Inc. (Nasdaq: OSTK) today announced the closing of its underwritten public offering of 1,200,000 shares of common stock at a price of $57.53 per share. The offering was made under the Company's existing shelf registration statement, and resulted in net proceeds to the Company of approximately $65.6 million, before certain expenses of the offering. The underwriters have an option to purchase up to an additional 180,000 shares to cover over-allotments, if any.

        Lehman Brothers Inc. acted as the sole book-running manager, and Piper Jaffray & Co., Legg Mason Wood Walker, Incorporated and WR Hambrecht + Co, LLC. acted as co-managers.

        Overstock.com expects to use the net proceeds from the offering for working capital requirements and general corporate purposes. In addition, a portion of the proceeds may be used to acquire complementary technologies or businesses. However, Overstock.com currently has no commitments or agreements and is not involved in any negotiations with respect to any such transactions.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. A final prospectus supplement relating to these securities has been filed with the Securities and Exchange Commission. These securities may be sold only by means of the final prospectus supplement and related prospectus, copies of which may be obtained from:

  Lehman Brothers Inc.
  c/o ADP Financial Services
  Prospectus Fulfillment
  1155 Long Island Avenue
  Edgewood, NY 11717
  (613) 254-7106

  Piper Jaffray & Co.
  U.S. Bancorp Center
  800 Nicollet Mall
  Suite 800
  Minneapolis, MN 55402
  (612) 303-6000

  Legg Mason Wood Walker, Incorporated
  100 Light Street
  Baltimore, MD 21202
  (877) 534-4627

  WR Hambrecht + Co, LLC.
  539 Bryant St.
  San Francisco, CA 94107
  (415) 551-8600

About Overstock.com

        Overstock.com Inc. is an online "closeout" retailer, offering discount, brand-name merchandise for sale over the Internet, as well as an online auction site. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel.

Cautionary Statement Regarding Forward-Looking Statements

        This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include Overstock.com's intended use of proceeds of the sale of common stock. Overstock.com's business is subject to the risks described in our Annual Report on Form 10-K for the year ended December 31, 2003, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, our prospectus supplement filed with the SEC on November 18, 2004 and all of our subsequent filings with the Securities and Exchange Commission. Overstock.com's annual, quarterly and other filed reports are available over the Internet at the SEC's web site at http://www.sec.gov.

media, Scott Blevins, +1-801-947-3133, sblevins@overstock.com, or investors, Kathryn Huang Hadley, +1-801-947-3282, khuang@overstock.com, both of Overstock.com, Inc.

QuickLinks

Overstock.com, Inc. Announces Closing of Common Stock Offering